PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Owen J. Onsum                                                          July 30, 2009
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
                        (707) 678-3041

First Northern Community Bancorp 2nd Quarter Earnings Report
Bank Rating Companies Increase First Northern’s Star Ratings

First Northern Community Bancorp (FNRN), the single-bank holding company for First Northern Bank, today announced financial results through the second quarter of 2009.  The Company reported year-to-date net income as of June 30, 2009 of $1.03 million, or $0.11 per diluted share, compared to $(0.80) million, or $(0.09) per diluted share for the same fiscal period last year.  Net income for the quarter ended June 30, 2009 was $0.58 million or $0.04 per diluted share, compared to $(0.86) million, or $(0.10) per diluted share for the same fiscal period last year.   (All 2008 per share earnings have been adjusted for a 4% stock dividend issued March 31, 2009.)

Total assets at June 30, 2009 were $715 million, an increase of $53.6 million, or 8.1% from prior-year second quarter levels.  Total deposits of $616.6 million increased $42.8 million or 7.5% compared to June 30, 2008 figures.  During that same period, total net loans (including loans held-for-sale) decreased $21.6 million, or 4.2%, to $490.6 million.

Owen J. Onsum, President & CEO stated, “We are pleased that our earnings trend has continued in a positive direction again in the second quarter.  We maintain our cautiously optimistic stance that we have identified and prudently tackled the troubled assets in our loan portfolio allowing us to turn the corner and resume a profitable operation.  While our earnings were positive, they unfortunately continue to be negatively impacted by the overall weak economy, provisions for potential loan losses, and a significant increase in FDIC insurance assessment that has been imposed on all banks.  First Northern’s capital strength, asset quality improvement, management ability, financial results, liquidity position, and sensitivity to market risk have earned the Company higher star-ratings by the national bank rating companies.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and most recently Auburn.  First Northern also has an SBA Loan Office and full service Trust Department in Sacramento and offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

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Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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